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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 20, 2014
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Pacific Gas and Electric Company’s (“Utility”) 2015 Gas Transmission and Storage (“GT&S”) Rate Case

On November 20, 2014, the California Public Utilities Commission (“CPUC”) issued a decision (based on a revised alternate proposed decision that was issued on November 19, 2014) to address the Utility’s self-reported violations of the CPUC’s rules prohibiting certain ex parte communications that were made regarding the 2015 GT&S rate case.  The CPUC decision prohibits the Utility from recovering up to the entire amount of the revenue increase that would have been collected from ratepayers over the five-month period between March 2015, the date set in the original procedural schedule for the issuance of a final decision, and August 2015, the date set in the revised procedural schedule that was issued on November 13, 2014 after the original schedule was suspended.  The decision states that the exact amount of this revenue disallowance will be determined in the CPUC’s final decision in the 2015 GT&S rate case.  (The Utility has requested that the CPUC authorize a $555 million increase in annual natural gas transmission and storage revenues for 2015.)  In addition, the CPUC imposed a fine of $1.05 million on the Utility for the violations.

The CPUC’s decision affirms the CPUC administrative law judge’s (“ALJ”) previously issued ruling that bans the Utility from engaging in any oral or written ex parte communications with Commissioners or their advisors in any rate-setting proceeding, as well as procedural communications in any formal adjudicatory or rate-setting proceeding.  The decision also clarifies that the ban regarding the 2015 GT&S rate case applies until the resolution of the case (including the resolution of any applications for rehearing) and that the ban applies to any other rate-setting or adjudicatory proceeding before the CPUC for one year from the effective date of the decision.  The decision also requires that the Utility report, within three business days (rather than within one business day as stated in the ALJ’s ruling), its communications with senior CPUC management regarding any substantive or procedural issue in an open formal adjudicatory or rate-setting proceeding.  Finally, the decision notes that it does not address the additional ex parte communications that the Utility identified and reported to the CPUC on October 6, 2014 and that additional sanctions could be imposed for these self-reported violations or other violations that may be established in the future.  The Utility intends to file a request for rehearing of the decision with the CPUC.

In addition, on November 19, 2014, an ALJ granted a motion filed by The Utility Reform Network (“TURN”) which requires the Utility to undertake an expanded search and review of both internal and external emails of certain current and former Utility employees and a consultant regarding the 2015 GT&S rate case, the Utility’s 2011 GT&S rate case (known as Gas Accord V), or the Utility’s gas transmission and storage operations in general.  The Utility is required to provide such emails to TURN on a rolling basis before the hearings in the 2015 GT&S rate case begin on January 20, 2015.

Carmel Incident

On November 20, 2014, the CPUC’s Safety and Enforcement Division (“SED”) issued a citation to the Utility related to the natural gas explosion that occurred in Carmel, California on March 3, 2014.  The explosion severely damaged a vacant house, but there were no injuries or fatalities.  The SED alleged that the Utility committed two violations of certain natural gas safety regulations by failing to follow procedures to update records and provide its welding crew with accurate information and by failing to take steps to make safe any actual or potential hazard to life or property.  The SED imposed a fine of $10.85 million on the Utility for these alleged violations.  The Utility has 10 calendar days to appeal the citation.  As previously disclosed, the U.S. Attorney’s Office is investigating the Carmel incident, and the Utility is cooperating with federal investigators.

Order Instituting an Investigation into Natural Gas Distribution Facilities Record-Keeping

On November 20, 2014, the CPUC also issued an order instituting a new investigation into whether the Utility violated applicable laws pertaining to safety record-keeping for its natural gas distribution service and facilities.  The order also requires the Utility to show cause why (1) the CPUC should not find that the Utility violated provisions of the California Public Utilities Code, CPUC general orders or decisions, other rules, or requirements, and/or engaged in unreasonable and/or imprudent practices related to these matters, and (2) the CPUC should not impose penalties, and/or any other forms of relief, if any violations are found.

In particular, the order cites the SED’s investigative findings that the Utility violated rules regarding safety record-keeping in connection with six natural gas distribution incidents, including the Carmel incident.  The CPUC order requires the Utility to provide a report within 30 days containing, among other responses, an explanation for each record-keeping failure claimed by the SED in its incident investigation reports and what corrective actions the Utility has already taken in response to the identified record-keeping failures.

The CPUC will determine the penalty to be imposed on the Utility for any proven violation and determine whether shareholders or ratepayers will bear the costs of the investigations. The assigned ALJ will hold a prehearing conference to set the procedural schedule.

Pipeline Safety Enhancement Plan (“PSEP”)

On November 20, 2014, the CPUC approved the settlement agreement (submitted in July 2014) among the Utility, the CPUC’s Office of Ratepayer Advocates (“ORA”), and TURN to resolve the Utility’s PSEP Update application.  The CPUC decision approves total PSEP-related revenue requirements (2012-2014) that reflect a $23 million reduction to expense funding, as compared to the amount requested in the Utility’s application.  (PG&E Corporation’s and the Utility’s financial statements for the nine months ended September 30, 2014 included a charge against operating revenue to reflect the cumulative impact of this reduction.)  In accordance with the settlement agreement, the CPUC decision did not adopt any reduction to the Utility’s request for authorization of total PSEP capital costs of $766 million.  (As previously disclosed, the Utility has recorded cumulative charges of $549 million for PSEP-related capital costs that are expected to exceed the amount to be recovered.)

Energy Efficiency Programs

2006-2008 Energy Efficiency Program Cycle

On November 19, 2014, TURN and the ORA filed separate petitions for modification requesting that the CPUC rescind its December 2010 decision (“EE Decision”) that awarded the California investor-owned utilities (“IOUs”) incentive awards (including a $29.1 million award to the Utility) based on the achievement of energy savings goals through implementation of the IOUs’ energy efficiency programs over the 2006 through 2008 energy efficiency program cycle.  TURN and the ORA stated that they filed the petitions in response to the Utility’s October 6, 2014 report of prohibited ex parte communications that the Utility had made, including communications relating to the potential award of incentive payments for the 2006-2008 energy efficiency program cycle. TURN and the ORA state that they believe that the email communication taints the entire EE Decision and that it should be vacated.  They argue that the CPUC should decide anew whether to award incentives to the IOUs.  TURN requests that the CPUC either rescind the EE Decision and re-start the process from the issuance of the ALJ’s proposed decision in September 2010 or re-open the evidentiary record and allow parties to engage in discovery.  The ORA requests that the CPUC either rescind the EE Decision and issue a new decision based solely on the existing record, or grant the currently pending application for rehearing that was filed by the ORA and TURN in January 2011.  It is currently uncertain how these petitions for modification will be considered by the CPUC.

2012 and 2013 Energy Efficiency Programs

In addition, on November 17, 2014, the CPUC’s Energy Division issued a draft resolution that, if approved by the CPUC, would award the Utility $36 million for achieving energy savings goals in 2012 and for a portion of 2013.  The Utility would record these incentive revenues if and when authorized by the CPUC.  The CPUC could vote on the draft resolution, at the earliest, at its meeting on December 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: November 21, 2014	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: November 21, 2014	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary